Exhibit 3.109

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:50 PM 12/18/2015
FILED 05:50 PM 12/18/2015
SR 20151445033 - File Number 5911801

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

HEP OPERATIONS, LLC

This Certificate of Formation is being executed as of December 18, 2015 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.                                      Name. The name of the limited liability company is HEP Operations, LLC (the “Company”).

2.                                      Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 850 New Burton Road, Suite 201, Dover, Delaware 19904. The registered agent of the Company for service of process at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person